Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***], BURNABY, BC LEASE

BETWEEN:

VALENS HOLDINGS INC.

(the “Landlord”)

AND:

WESTERN MAGNESIUM CANADA CORPORATION

(the “Tenant”)

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Contents

1. DEFINITIONS	5
2. THE DEMISE	11
3. TERM	11
3.1 Term	11
3.2 Occupancy Prior to Commencement Date	12
4. RENT	12
4.1 Annual Basic Rent and Additional Rent	12
4.2 To Pay	12
4.3 No Abatement	12
4.4 Electronic Funds Transfer	12
4.5 Adjustment	13
4.6 Accrual of Annual Basic Rent	13
4.7 Net Lease	13
4.8 Sales Taxes	13
5. ADDITIONAL RENT	14
5.1 Estimated Expenses	14
5.2 Payment	14
5.3 Landlord’s Certificate	14
6. TENANT’S TAXES AND UTILITY COSTS	14
6.1 Payment	14
6.2 Evidence of Payment	14
7. USE OF PREMISES	15
7.1 Use of Premises	15
7.2 Compliance with Laws	15
8. INDEMNITY AND INSURANCE	16
8.1 Tenant’s Insurance	16
8.2 Indemnify Landlord	18
8.3 Landlord’s Insurance	18
8.4 Limitation of Liability of Landlord	19
9. CONSTRUCTION AND FIXTURING OF PREMISES	20
9.1 Completion of Landlord’s Work	20
9.2 Completion of Tenant’s Work	20
9.3 Landlord’s Approval of Tenant’s Work	20
10. MAINTENANCE, REPAIRS, AND ALTERATIONS	20
10.1 Repair by Tenant	20
10.2 Repair On Notice	20
10.3 Business and Trade Fixtures	21
10.4 Alterations and Additions	21
10.5 Leasehold Improvements	21
10.6 Glass	22
10.7 Overload	22
10.8 Sign Removal	22
10.9 Removal of Ice and Snow from Sidewalks	22
10.10 Leased Premises Accepted “As Is”	23
10.11 Landlord’s Repairs	23
11. DAMAGE, DESTRUCTION, OR EXPROPRIATION OF THE PREMISES	23
11.1 Damage and Destruction	23
11.2 Expropriation	24
12. ASSIGNMENT AND SUBLETTING	24
12.1 Assignment and Subletting	24
12.2 No Profit from Subletting or Assignment	26
13. DEFAULT	26
13.1 Payments by Landlord Regarded as Rent	26
13.2 Re-entry on Default	27
13.3 Bankruptcy or Insolvency of Tenant	27
13.4 Sale and Reletting	28
13.5 Termination	28
13.6 Distress	28
13.7 Landlord’s Expenses Enforcing Lease	29
13.8 Remedies Cumulative	29
14. SUBORDINATION, ATTORNMENT, AND STATUS CERTIFICATE	29
14.1 Provide Financial Information	29
14.2 Subordination	29
14.3 Attornment	30
14.4 Estoppel Certificate	30
15. QUIET ENJOYMENT	30
16. PARKING AND COMMON AREA	31
16.1 Designated Parking Area	31
16.2 Tenant’s Use of Designated Parking Area	31
16.3 Access to the Premises, Designated Parking Area and Common Area	31
16.4 Common Area	31
17. TENANT COVENANTS	32
17.1 Signs	32
17.2 Garbage	32
17.3 No Smoking	32
17.4 Abate Nuisance	32
17.5 Hazardous Substances	32
17.6 No Excavation	33
17.7 Easements	34
17.8 Liens	34
17.9 Registered Charges	34
17.10 Exhibit Premises	34
17.11 No Auctions	35
18. FIRST RIGHT OF OFFER TO LEASE	35
18.1 First Right of Offer to Lease	35
19. MISCELLANEOUS	35
19.1 Registration of Lease	35
19.2 No Warranties	35
19.3 No Waiver	36
19.4 Notices	36
19.5 Peaceful Surrender	36
19.6 Holding Over	37
19.7 Inability to Perform	37
19.8 Interest	37
19.9 Governing Law	37
19.10 Number and Gender	37
19.11 Covenants	38
19.12 Time of the Essence	38
19.13 Headings	38
19.14 Enurement	38
19.15 Continuation of Obligations	38
19.16 Landlord’s Limit of Liability	38
19.17 Consents	39
19.18 Amendments	39
19.19 Deposit	39
19.20 Schedules	39
19.21 Counterparts	39
SCHEDULE A	41
SCHEDULE B	42
SCHEDULE C	43

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LEASE SUMMARY

THIS LEASE SUMMARY is attached to and forms part of this Lease made as of August 1, 2020.

BETWEEN:

VALENS HOLDINGS INC., having an office located at #101 - 5140 North Fraser Way, Burnaby, B.C. V5J 0J4

AND:

(the “Landlord”)

WESTERN MAGNESIUM CANADA CORPORATION, (Registration No. BC1207462) having a registered office located at #1200 - 200 Burrard Street, Vancouver, B.C. V7X 1T2

(the “Tenant”)

Article or Clause

Schedule A	Civic Address of the Premises: [***], Burnaby, B.C.

1.1	Area of the Premises: 12,493 square feet.

1.1 and 3	Term: 3 years

1.1	Commencement Date: October 1, 2020

1.1	Expiry Date: September 30, 2023

4.1(a)	Annual Basic Rent starting on the Commencement Date and terminating 36 months thereafter.

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Period	Per Square Foot	Per Annum	GST
Years 1 to 3	$14.00	$174,902.00	$8,744.40

7.1	Use of Premises: Research, development and testing for mining purposes.

16.4	Landlord’s Address for Rent Payments and Notices: #101 - 5140 North Fraser Way, Burnaby, B.C. V5J 0J4

16.4	Tenant’s Address for Notices: #900 - 580 Hornby Street, Vancouver, B.C. V6C 3E7

16.19	$30,607.86 inclusive of GST as Security Deposit.

Schedules:

Schedule A - Description of Land

Schedule B - Landlord’s Work and Tenant’s Work

Schedule C - Building Plan

The articles, clauses, and schedules of this Lease identified above are those articles, clauses, and schedules where references to particular Lease information initially appears. Each such reference will incorporate the applicable information from this Lease Summary.

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THIS LEASE made as of August 1, 2020 is

BETWEEN:

VALENS HOLDINGS INC., (BC1115242), a company incorporated under the laws of British Columbia

AND:

(the “Landlord”)

WESTERN MAGNESIUM CANADA CORPORATION, a company incorporated under the laws of British Columbia under registration number BC1207462

(the “Tenant”)

1.	DEFINITIONS

1.1	The Landlord and the Tenant hereby agree that in this Lease the following words or phrases will, unless there is something in the context inconsistent with them, have the following meanings:

(a)	“Additional Rent” means:

(i)	to the extent they are not paid directly by the Tenant, the Utility Costs and Tenant’s Taxes;

(ii)	the Tenant’s Proportionate Share of the Operating Expenses; and

(iii)	all other sums that may be payable to the Landlord or reimbursable to the Landlord, including, without limitation, all interest and penalties payable by the Tenant, whether or not such sums are referred to as Rent or Additional Rent or otherwise, but Additional Rent does not include the Annual Basic Rent.

(b)	“Annual Basic Rent” means the amount specified as such in the Lease Summary.

(c)	“Building” means all buildings and improvements erected or to be erected on the Land.

(d.1)	“Business Days” means all days except for Saturdays, Sunday and statutory holidays in the Province of British Columbia.

(d)	“Commencement Date” means the date specified as such in the Lease Summary.

(e)	“Common Area” means that area described as Communal Picnic Area on the building plan attached as Schedule “C”.

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(f)	“Environmental Laws” means any statutes, laws, regulations, orders, bylaws, standards, guidelines, permits, and other lawful requirements of any government authority having jurisdiction over the Premises now or hereafter in force relating in any way to the environment, health, occupational health and safety, or transportation of dangerous goods, including the principles of common law and equity.

(g)	“Expiry Date” means the date specified as such in the Lease Summary.

(h)	“GST” means the tax levied under Part IX of the Excise Tax Act, R.S.C. 1985, c. E-15, as that tax may be amended or substituted from time to time.

(i)	“Hazardous Substance” or “Hazardous Substances” means any pollutants, contaminants, deleterious substances, underground or above- ground tanks, asbestos materials, hazardous, corrosive, or toxic substances, special waste or waste of any kind, or any other substance that is now or hereafter prohibited, controlled, or regulated under Environmental Laws.

(j)	“Insurance Costs” means all premiums and other amounts the Landlord may expend in effecting or maintaining insurance coverage under the provisions of this Lease.

(k)	“Land” means all and singular that certain parcel or tract of land described in Schedule A.

(l)	“Landlord” means the owner or the mortgagees in possession for the time being of the Premises only during and in respect of their respective periods of interest in the Premises.

(m)	“Landlord’s Mortgagees” means any and all existing or proposed mortgagees, debenture-holders, and trustees on behalf of mortgagees holding any Mortgages.

(n)	“Landlord’s Work” means the work to be performed by the Landlord at its cost and expense more particularly set forth in clause (i) of Schedule B.

(o)	“Lease” means this indenture together with the Lease Summary and all schedules attached to it.

(p)	“Leasehold Improvements” means all fixtures (other than the Tenant’s trade fixtures), improvements, additions, partitions, equipment, and alterations from time to time made to or installed in the Premises by any person.

(q)	“Lease Summary” means pages 8, 9 and 10 attached to and forming part of this Lease and headed “Lease Summary”.

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(r)	“Management Fee” means a fee in an amount equal to 5 percent of the Annual Basic Rent on account of management and administration, such Management Fee to be paid in equal monthly instalments on the first day of each month during the Term as part of the Operating Expenses.

(s)	“Mortgages” means all mortgages, debentures, deeds of trust, and mortgages securing bonds and all instruments and indentures supplemental to them that may now or hereafter charge the Land and Premises, and all renewals, modifications, consolidations, replacements, and extensions of them.

(t)	“Operating Expenses” means all expenses in connection with the operation, maintenance and repair of all or any portion of the Land, the Building, and the Premises and, without restricting the generality of the foregoing, includes:

(i)	the Taxes;

(ii)	the Insurance Costs;

(iii)	all charges for water, gas, electricity, data and telephone communications, and other utilities and services used on or in respect of any part of the Land and the Building and all fittings, machines, apparatus, meters, and any other thing leased in respect of them, and all work and services performed by any corporation, authority, or commission in connection with such utilities, but excluding Utility Costs;

(iv)	salaries and wages (including employee benefits and workers’ compensation assessments), and all independent service contracts and supplies incurred in cleaning, maintenance, garbage collection and disposal, operation, security, landscape repair and maintenance, snow removal, and traffic control;

(v)	repairs and maintenance of all or any portion of the Land and the Building;

(vi)	consultants’ fees as required from time to time and the costs and fees incurred in the preparation of any audit of Operating Expenses;

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(vii)	capital improvements required pursuant to any government law or regulation that were not required at the time of construction of the Building, amortized over the useful life of the improvements as determined by the Landlord in accordance with generally accepted accounting principles, plus the cost of purchasing any extended warranties. Notwithstanding the foregoing, the Tenant shall be responsible only for the Tenant’s Proportionate Share of such costs of capital improvements and related expense for the remainder of the Term and any subsequent renewal period of the Term if exercised by the Tenant, to be calculated pursuant to the following formula:

“(Number of years remaining in Term or renewal Term, in question) ÷ (amortization period of capital expenditure in question) x (cost of capital expenditure)”

The Tenant’s Proportionate Share of the cost or expense as determined by the foregoing formula shall be divided by the number of months remaining in the Term or renewal Term as the case may be and will be payable monthly together with the payment of Annual Basic Rent, and

(viii)	GST or other Sales Taxes on goods and services provided by or on behalf of the Landlord; but Operating Expenses does not include interest on the Landlord’s debt, capital retirement of the Landlord’s debt, costs incurred in leasing or procuring new tenants.

(u)	“Operating Year” means a 12-month period that is established by the Landlord from time to time, commencing on the first day of a month in any calendar year and ending on the last day of the 12th following month, provided that the first operating period will commence on the Commencement Date and end on the last day of the Landlord’s designated Operating Year next following and the last operating period will terminate to coincide with the Expiry Date.

(v)	“Premises” means that portion of the Building shown outlined in bold on the building plan attached as Schedule “C”.

(w)	“Prime Rate” means the rate of interest, expressed as an annual rate, at the relevant time or times, established by the Business Development Bank of Canada (“BDC”) at its main branch in Vancouver, British Columbia, as a reference rate for commercial loans in Canadian dollars commonly referred to by BDC as its “prime rate”.

(x)	“Relative Portion” means, with respect to any amount payable under this Lease, that fraction having as its denominator the period of time expressed in days in respect of which an amount payable under this Lease is calculated and having as its numerator the number of days within the same calculation period, but which fall within the Term or any renewal period.

(y)	“Release” includes release, spill, leak, pump, pour, emit, discharge, eject, escape, leach, dispose, or dump.

(z)	“Rent” means the Annual Basic Rent and the Additional Rent.

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(aa)	“Rentable Area” means the total area expressed in square feet or its metric equivalent of space set aside by the Landlord for leasing to tenants of the Building, inclusive of mezzanine areas, as may be amended by the Landlord from time to time.

(bb)	“Roof” means the roof membrane, roof insulation, and roof deck of the Building.

(cc)	“Sales Taxes” means any and all taxes, fees, levies, charges, assessments, rates, duties, and excises (whether characterized as sales taxes, purchase taxes, goods and services taxes, or any other form) that are imposed on the Landlord, that the Landlord is liable to pay or that the Landlord is liable to collect and remit, and that are levied, rated, or assessed on the act of entering into this Lease or otherwise on account of this Lease, on the use or the occupancy of the Premises or any portion of them, on the Rent payable under this Lease or any portion of it, or in connection with the business of renting the Premises or any portion of them, including, without limitation, GST.

Provided however that Sales Taxes exclude all of the following:

(i)	income tax under Part I of the Income Tax Act, R.S.C. 1985, c. 1 (5th supp.) as it existed on the Commencement Date;

(ii)	the Tenant’s Taxes;

(iii)	the Taxes; and

(iv)	corporation capital tax.

(dd)	“Security Deposit” means the amount specified as such in the Lease Summary;

(ee)	“Sign” means any sign, picture, notice, lettering, direction, or other advertising or informational device of whatever nature.

(ff)	“Taxes” means all taxes, fees, levies, charges, assessments, rates, duties, and excises that are now or may hereafter be levied, imposed, rated, or assessed upon or with respect to the Land or the Building or any part of them or any personal property of the Landlord used for them, whether levied, imposed, rated, or assessed by the government of Canada, the government of British Columbia, or any political subdivision, political corporation, district, municipality, city, or other political or public entity, and whether or not now customary or in the contemplation of the parties on the date of this Lease. Without restricting the generality of the foregoing, Taxes includes all:

(i)	real property taxes, general and special assessments, and capital taxes;

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(ii)	taxes, fees, levies, charges, assessments, rates, duties, and excises for transit, housing, schools, police, fire, or other government services, or for purported benefits to the Land or the Building;

(iii)	local improvement taxes, service payments in lieu of taxes, and taxes, fees, levies, charges, assessments, rates, duties, and excises, however described, that may be levied, rated, or assessed as a substitute for, or as an addition to, in whole or in part, any property taxes or local improvement taxes; and

(iv)	costs and expenses, including legal and other professional fees and interest and penalties on deferred payments, incurred by the Landlord in successfully contesting or appealing any taxes, assessments, rates, levies, duties, excises, charges, or other amounts as specified; but Taxes excludes all of the following:

(v)	income tax under Part I of the Income Tax Act, R.S.C. 1985, c. 1 (5th supp.) as it existed on the Commencement Date;

(vi)	the Tenant’s Taxes;

(vii)	the Sales Taxes; and

(viii)	corporation capital tax.

(gg)	“Tenant’s Proportionate Share” means the percentage calculated to the second decimal place, which percentage is equivalent to a fraction having as its numerator the Area of the Premises expressed in square feet or the metric equivalent and having as its denominator the Rentable Area expressed in the same form of measurement as the numerator, provided that the percentage will be changed in the event of a change to the Rentable Area or the Area of the Premises.

(hh)	“Tenant’s Taxes” means all taxes, fees, levies, charges, assessments, rates, duties, and excises that are now or may hereafter be levied, imposed, rated, or assessed by any lawful authority relating to or in respect of the business of the Tenant or relating to or in respect of personal property and all business and trade fixtures, machinery and equipment, cabinet work, furniture, and movable partitions owned or installed by the Tenant at the expense of the Tenant or being the property of the Tenant, or relating to or in respect of the Leasehold Improvements or other improvements to the Premises built, made, or installed by the Tenant, on behalf of the Tenant or at the Tenant’s request, whether any such amounts are included by the taxing authority in the Taxes.

(ii)	“Tenant’s Work” means the work to be performed by the Tenant more particularly set forth in clause (ii) of Schedule B.

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(jj)	“Term” means the term specified in the Lease Summary.

(kk)	“Transfer” means any transfer, assignment, charge, mortgage, sublease, licence, sharing of possession, parting with possession, or any other disposition of this Lease or any estate or interest in it or the Premises or any part of them, including without limitation a transfer by operation of law.

(ll)	“Transferee” means any person to whom a Transfer is made or intended to be made.

(mm)	“Utility Costs” means all charges for water, gas, telephone, electric light and power, cable and other telecommunications, and all other utilities and services used on or in respect of the Premises or any part of them, whether separately metered to the Premises or as allocated by the Landlord, acting reasonably, to the Premises together with all costs and charges for all fittings, machines, apparatus, meters, and any other thing leased or supplied in respect of them and all costs and charges for all work and services performed by any corporation, authority, or commission in connection with such utilities and services in respect of the Premises, whether separately charged to the Premises or allocated by the Landlord, acting reasonably, to the Premises. Notwithstanding anything contained herein, any Landlord costs relating to ensuring the Premises are separately metered, will be the cost of the Landlord and said work will be part of Landlord’s Work.

2.	THE DEMISE

In consideration of the rents, covenants, conditions, and agreements in this Lease, the Landlord hereby leases to the Tenant the Premises, subject to the easements and rights-of- way now registered against the title to the Land and any future easements and rights-of- way that may be registered against title to the Land in accordance with clause 7.2.

3.	TERM

3.1	Term

The Tenant will have and hold the Premises, subject to the rents, covenants, conditions, and agreements in this Lease, for the Term from and including the Commencement Date until and including the Expiry Date.

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3.2	Occupancy Prior to Commencement Date

Provided that the Tenant has delivered to the Landlord proof of its insurance in form and content specified in clause 8.1 of this Lease, the Tenant shall be entitled to occupancy of the Premises for a period of two months prior to the Commencement Date (the “Fixturing Period”) for the purpose of completing the Tenant’s Work, moving in its furniture/equipment and inventory for its business operation initialization period provided that:

(a)	during such period of early occupancy all provisions of this Lease will apply;

(b)	the payment of Rent will commence on the Commencement Date;

(c)	the Tenant will be responsible for Utility Costs;

(d)	the Tenant will be allowed to conduct its business during the Fixturing Period, and

(e)	the Term will not commence to run until the Commencement Date.

4.	RENT

4.1	Annual Basic Rent and Additional Rent

The Tenant will pay to the Landlord during the Term the following Rent payable at the Landlord’s address specified in the Lease Summary or at such other place as the Landlord may from time to time designate in writing, in the following instalments:

(a)	the Annual Basic Rent (plus applicable GST) payable in advance in consecutive monthly instalments on the first day of each and every month in each and every year of the Term, commencing on the Commencement Date and continuing until and including the first day of the month in which the Expiry Date falls; and

(b)	the Additional Rent payable in advance in consecutive monthly instalments on the first day of each and every month in each and every year of the Term, commencing on the Commencement Date and continuing until and including the first day of the month in which the Expiry Date falls, unless indicated otherwise in this Lease.

4.2	To Pay

The Tenant will pay the Annual Basic Rent and Additional Rent when due in accordance with the provisions of this Lease.

4.3	No Abatement

The Tenant covenants and agrees with the Landlord that all of the Rent payable under this Lease will be paid by the Tenant without demand, deduction, set-off, or abatement whatsoever, except as specifically provided in subclause 11.1(a). The Tenant covenants and agrees that the Landlord may at its option apply all sums received from or due to the Tenant against any amounts due and payable under the Lease in such manner as the Landlord may see fit, regardless of any designation or instructions by the Tenant to the contrary.

4.4	Electronic Funds Transfer

The Tenant covenants and agrees that the Tenant will make arrangements satisfactory to the Landlord prior to the Commencement Date for monthly electronic funds transfers

(“EFT”) from the Tenant’s bank to the Landlord’s bank in the aggregate amount of the monthly instalments of the Annual Basic Rent (plus applicable GST) and the Additional Rent for the Operating Year in question.

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4.5	Adjustment

If the Term commences or ceases on a day other than the commencement of or the end of any period of time in respect to which any amount payable under this Lease is calculated, then the Tenant will pay to the Landlord its Relative Portion of such amount for such period of time. Without limiting the generality of the foregoing, if the Term does not subsist during the whole of any calendar year, the Tenant will pay the Relative Portion of the Tenant’s Proportionate Share of the estimated and actual Operating Expenses for such Operating Year.

4.6	Accrual of Annual Basic Rent

The Annual Basic Rent will accrue from day to day. Where the calculation of any Additional Rent is not made until the termination or expiry of this Lease, the obligation of the Tenant to pay such Additional Rent will survive the termination or expiry of this Lease and such amounts will be payable by the Tenant upon demand by the Landlord.

4.7	Net Lease

It is the intention of the parties that this Lease will be a net lease and that the Rent provided to be paid to the Landlord under this Lease will be net to the Landlord and will yield to the Landlord the entire such rental during the Term and any renewal of it without abatement for any cause whatsoever except as specified in subclause 11.1(a). Except as specifically provided in this Lease, all costs, expenses, and obligations of every kind and nature whatsoever relating to the Premises, whether or not referred to in this Lease and whether or not of a kind now existing or within the contemplation of the parties, will be paid by the Tenant.

4.8	Sales Taxes

The Landlord will, acting reasonably, estimate the amount of Sales Taxes to be paid in advance with monthly payments of Rent for the period to which the estimate applies; and any necessary adjustment will be made in the same manner as set out in clause 5.2. Amounts payable by the Tenant as Sales Taxes will not be deemed to be Rent or Additional Rent, but the Landlord will have the same rights and remedies for non- payment of Sales Taxes as it has for non-payment of Rent.

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5.	ADDITIONAL RENT

5.1	Estimated Expenses

The Landlord will have the right to make reasonable estimates of the amount of any or all of:

(a)	the Additional Rent for each Operating Year during the Term;

(b)	Tenant’s Proportionate Share of Operating Expenses (excluding in-suite utilities for the year 2020) is currently estimated to be $4.95 per square foot.

5.2	Payment

The Tenant will pay to the Landlord, in equal monthly instalments on the first day of each month during each Operating Year, the Additional Rent or any portion of it as estimated by the Landlord for the Operating Year that falls in whole or in part within the respective Operating Year. As soon as reasonably possible after the end of the Operating Year, but no later than 6 months after the end of the Operating Year in question, the Landlord will make a final determination of Additional Rent for such Operating Year and notify the Tenant of the actual amount of Additional Rent payable. In no event shall the Landlord have the ability to recalculate the determination of Additional Rent beyond 1 year after the end of the Operating Year in question. If the Tenant has made any overpayment to the Landlord on account of any Additional Rent payable under this Article 5 during any Operating Year, the Tenant will be entitled to a credit or a refund, at the Landlord’s option, to the Tenant’s account in respect of the payment of such item of Additional Rent for the next succeeding Operating Year. If the Tenant has paid less than the amount finally determined by the Landlord, the Tenant will pay the deficiency within 30 days of the Landlord’s notice to the Tenant requesting payment.

5.3	Landlord’s Certificate

A certificate of the Landlord’s Chartered Accountant’s MNP LLP will, in the event of a dispute be conclusive and binding upon the Landlord and the Tenant as to any amounts payable under clause 5.2.

6.	TENANT’S TAXES AND UTILITY COSTS

6.1	Payment

The Tenant will promptly pay to the applicable authorities the Tenant’s Taxes and the Utility Costs as they become due.

6.2	Evidence of Payment

The Tenant will provide to the Landlord, when and if requested by the Landlord, receipts for payments made by the Tenant in respect of the Tenant’s Taxes and the Utility Costs.

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7.	USE OF PREMISES

7.1	Use of Premises

The Tenant will not use the Premises or allow the Premises to be used for any purpose other than that specified in the Lease Summary, or in any manner inconsistent with such use and occupation, without first obtaining the Landlord’s prior written approval, such approval not to be unreasonably withheld, and the Tenant will not, at any time during the Term or any renewal of it, commit or permit to be committed any waste upon the Premises, nor will the Tenant use, exercise, carry on, or permit to be used, exercised, or carried on, in or on the Premises or the Land, or any part of them, any noxious, noisome, or offensive art, trade, business, or occupation, or keep, sell, use, handle, or dispose of any merchandise, goods, or things that are objectionable, or by which the Premises or the Land or any part of them may be damaged or injuriously affected, and no act, matter, or thing whatsoever will, at any time during the Term or any renewal of it, be done in or on the Premises or the Land or any part of them that may result in annoyance, nuisance, grievance, damage, or disturbance to other tenants or occupiers of the Building or to the occupiers or owners of any other lands or premises or to the holders of any registered easement, right-of-way, or other encumbrance charging the whole or part of the Land or the Building. The Tenant will use its best efforts to prevent anything being done on the Premises or the Land that may result in any premises other than the Premises being picketed or otherwise subjected to industrial action or demonstrations. The Tenant will promptly take all action and proceedings reasonably necessary to cause such picketing, industrial action, and demonstrations to cease without delay. The Tenant will not place in the Premises any heavy machinery or equipment without first obtaining the consent, in writing, of the Landlord, such consent not to be unreasonably withheld of delayed; in addition, no consent will be required where the Tenant places heavy machinery or equipment in the commercially reasonable ordinary course of business, given the use of the Premises set out above. The Tenant will immediately advise the Landlord of the presence of, and will do all things necessary to remove, any dangerous condition from time to time existing on the Premises, the Building, or the Land, and arising as a result of the act or omission of the Tenant or any person for whom the Tenant is, at law, responsible.

7.2	Compliance with Laws

The Tenant will do, observe, and perform all of its obligations and all matters and things necessary or expedient to be done, observed, or performed by the Tenant by virtue of any law, statute, bylaw, ordinance, regulation, or lawful requirements of any government authority or any public utility lawfully acting under statutory authority, and all demands and notices in pursuance of them whether given to the Tenant or the Landlord and in any manner or degree affecting the exercise or fulfilment of any right or obligation arising under or as a result of this Lease and affecting the Premises and the use of them by the Tenant. If any such demand or notice is given, lawfully requiring the execution of works by reason of anything done, omitted, or permitted by the Tenant, then:

(a)	if such notice is given to the Tenant, the Tenant will promptly deliver it or a true copy of it to the Landlord and the Tenant will promptly execute, at its own expense, to the satisfaction of the Landlord and the person giving such notice, all such works as the Landlord may approve in writing in order to comply with the requirements of that notice; and

(b)	if such notice is given to the Landlord, the Landlord will notify the Tenant and thereupon the Tenant will promptly execute, at its own expense, to the satisfaction of the Landlord and the person giving such notice, all such works as the Landlord and the person giving such notice may require in order to comply with the requirements of the notice.

Notwithstanding the foregoing, the Landlord will have the right to execute any such works and the Tenant will give to the Landlord all necessary access to the Premises and other facilities for such purpose and the Tenant will, on demand by the Landlord, pay to the Landlord all costs and expenses incurred by the Landlord in executing and performing any and all such works.

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8.	INDEMNITY AND INSURANCE

8.1	Tenant’s Insurance

(a)	The Tenant will, at its sole cost and expense during the Term and during such other period of time that the Tenant occupies the Premises, take out and maintain in full force and effect, the following:

(i)	“all risks” insurance upon all merchandise, stock-in-trade, furniture, fixtures, equipment, Leasehold Improvements, and other property of every kind and description located at the Premises, owned by, or made or installed by or on behalf of the Tenant and any sub-tenant or licensee or for which the Tenant is responsible or legally liable, in an amount at least equal to the full insurable value of them, calculated on a stated amount co-insurance and replacement cost basis;

(ii)	automobile liability insurance to a limit of liability of not less than $2,000,000 in any one accident, covering all licensed motor vehicles owned by the Tenant and used in connection with its and its licensee’s or sub-tenant’s business carried on from the Premises;

(iii)	comprehensive bodily injury and property damage liability insurance applying to the operations of the Tenant and its licensee or sub-tenant carried on from the Premises and that will include, without limitation, personal injury liability, product liability, contractual liability, non-owned automobile liability, and protective liability coverage with respect to the occupancy of the Premises by the Tenant; and such insurance will be written for an amount of not less than $5,000,000 per occurrence, or such higher amount as the Landlord may from time to time reasonably require;

(iv)	tenant’s all-risks legal liability insurance in an amount not less than the replacement cost of the Premises;

(v)	broad form comprehensive boiler and machinery insurance on all boilers and pressure vessels in the Premises;

(vi)	business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils required to be insured against by the Tenant under this Lease; and

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(vii)	any other form or forms of insurance as the Landlord may reasonably require from time to time in amounts and for perils against which a prudent tenant acting reasonably would protect itself in similar circumstances.

(b)	All policies of insurance referred to in this clause 8.1 will include the following provisions:

(i)	the policies will not be affected or invalidated by any act, omission, or negligence of any person that is not within the knowledge or control of the insured under this Lease;

(ii)	subject to subclause 11.1(b), all property damage policies written on behalf of the Tenant will contain a waiver of any subrogation rights that the Tenant’s insurers may have against the Landlord and against those for whom the Landlord is, in law, responsible, whether any insured loss or damage is caused by the act, omission, or negligence of the Landlord, or by those for whose acts the Landlord is, in law, responsible, or otherwise;

(iii)	all policies of liability insurance will include the Landlord and any persons, firms, or corporations affiliated with the Landlord and designated by the Landlord as additional insureds and will provide that each person, firm, or corporation insured under such policies will be insured in the same manner and to the same extent as if separate policies had been issued to each; and

(iv)	all policies will contain an undertaking by the insurers to give the Landlord not less than 30 days’ prior written notice of any cancellation or other termination of it, or any change that restricts or reduces the coverage afforded by it.

(c)	The Tenant agrees that certificates of insurance or, if required by the Landlord or any of the Landlord’s Mortgagees, certified copies of each policy will be delivered to the Landlord as soon as is practicable after the placing of them. The Tenant will, when required by the Landlord, promptly provide to the Landlord evidence that all premiums for all insurance policies have been paid.

(d)	For good and valuable consideration, and subject to clause 8.4, the Tenant hereby releases and relieves the Landlord and those persons for whom the Landlord is, in law, responsible, from liability and responsibility for, and waives its entire claim for recovery of any loss or damage whatsoever arising out of or incident to, the occurrence of any of the perils covered by, or that would be covered by, the insurance policies that the Tenant is obligated to obtain and maintain in force under the terms of this Lease.

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(e)	The Tenant will not do or permit anything to be done upon the Premises whereby any policy of insurance against loss or damage to the Premises or against legal liability for damage to persons or property caused by the ownership, maintenance, use, or occupancy of the Premises, the Land, or the Building, or by reasons of the conduct of any business carried on by them, may be invalidated; and for such purpose, upon receipt of notice in writing from any insurer of the Premises, the Land, or the Building requiring the execution of works or a discontinuance of any operations in order to correct such situation, the Tenant will comply with it.

(f)	The Tenant agrees that if the Tenant fails to take out or keep in force any insurance coverage referred to in this clause 8.1, or if any such insurance is not approved by the Landlord and the Landlord’s Mortgagees, and the Tenant does not rectify the situation within 72 hours after written notice by the Landlord to the Tenant specifying the Landlord’s objections, then the Landlord will have the right, without assuming any obligation in connection with it, to effect such insurance coverage and will have the right to recover all costs and premiums incurred in effecting such insurance coverage from the Tenant pursuant to clause 8.1.

8.2	Indemnify Landlord

The Tenant will indemnify and save harmless the Landlord from and against any and all manner of actions or causes of action, damages, costs, loss, or expenses of whatever kind (including without limitation legal fees on a solicitor and client basis) that the Landlord may sustain, incur, or be put to by reason of or arising out of any act or omission of the Tenant or any persons for whom the Tenant is, at law, responsible, or from the use or occupation of the Premises, the Land, or the Building, in whole or in part and, without limiting the generality of the foregoing, from the non-observance or non-performance by the Tenant or any persons for whom the Tenant is, at law, responsible of any of the obligations imposed under the provisions of any laws, ordinances, regulations, or requirements of any federal, provincial, municipal, or other authority, or any of the covenants, agreements, terms, conditions, and provisos contained in this Lease to be observed and performed by the Tenant; and such liability to indemnify and save harmless will survive any termination of this Lease and the expiry of the Term or any renewal of it, anything in this Lease to the contrary notwithstanding.

8.3	Landlord’s Insurance

(a)	The Landlord will, during the Term and any renewal of it, take out and maintain in full force and effect insurance against all risks of physical loss or damage to the Building, and such fixtures and improvements as the Landlord will determine, including the perils of flood and earthquake and including gross rental value insurance, in amounts equal to the full insurable value of it calculated on a replacement cost basis, and subject to such deductibles as the Landlord may reasonably determine. Provided however that the full insurable value will not include, and the insurance will not cover, any property of the Tenant, whether owned by the Tenant or held by it in any capacity, or Leasehold Improvements or any other property of whatsoever kind and description located at the Premises whether made or installed by or on behalf of the Tenant. The Landlord will, upon 30 days’ written notice from the Tenant, advise the Tenant of the amount of the deductible referred to in this subclause.

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(b)	The Landlord will, upon written request by the Tenant, provide the Tenant with evidence from time to time that such insurance has been effected.

(c)	The Landlord may, but will not be obligated to, take out and carry any other form or forms of insurance as the Landlord or the Landlord’s Mortgagees may consider advisable or beneficial, including, without limiting the foregoing, comprehensive liability insurance and boiler and machinery insurance.

(d)	Notwithstanding any contribution by the Tenant to any Insurance Costs as provided for in this Lease, no insurable interest will be conferred upon the Tenant under policies carried by the Landlord.

8.4	Limitation of Liability of Landlord

(a)	The Landlord will not be liable for any personal injury, death, or property loss or damage sustained by the Tenant or its employees, agents, sublessees, licensees, or those doing business with it on the Premises, in the Building, or on the Land, no matter how caused, except to the extent caused by the negligence of the Landlord or those persons for whom the Landlord is, in law, responsible; and the Tenant:

(i)	will indemnify the Landlord against all actions or liabilities arising out of such personal injury, death, or property damage or loss, except to the extent caused by the negligence of the Landlord or those persons for whom the Landlord is, in law, responsible; and

(ii)	hereby releases the Landlord and its officers, agents, and employees from all claims for damages or other expenses arising out of such personal injury, death, or property loss or damage, except to the extent caused by the negligence of the Landlord or those persons for whom the Landlord is, in law, responsible.

(b)	Without limiting the foregoing, the Landlord will not be liable for any personal injury, death, or property loss or damage sustained by the Tenant or its employees, agents, sublessees, licensees, or invitees on the Premises, in the Building, or on the Land caused by theft or breakage or by steam, water, rain, snow, radioactive materials, microwaves, deleterious substances, gases, pollutants, or any other materials or substances that may leak into, or issue or flow from any neighbouring lands or adjacent premises, or from the water, steam, or drainage pipes or plumbing works of the same or from any place, or any loss or damage caused by or attributable to the condition or arrangements of any electric or other wiring, or any damage caused or anything done or omitted to be done by any other tenant or occupant of the Land except to the extent caused by the negligence of the Landlord or by those persons for whom the Landlord is, in law, responsible; and the Tenant:

(i)	will indemnify the Landlord against all actions or liabilities arising out of such personal injury, death, or property damage or loss except to the extent caused by the negligence of the Landlord or those persons for whom the Landlord is, in law, responsible; and

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(ii)	hereby releases the Landlord and its officers, agents, and employees from all claims for damages or other expenses arising out of such personal injury, death, or property loss or damage, except to the extent caused by the negligence of the Landlord or those persons for whom the Landlord is, in law, responsible.

9.	CONSTRUCTION AND FIXTURING OF PREMISES

9.1	Completion of Landlord’s Work

The Tenant acknowledges that it has entered into this Lease on the express understanding that the Landlord’s Work in the Premises is limited to the scope of construction described as Landlord’s Work in Schedule B.

9.2	Completion of Tenant’s Work

The Tenant shall at its sole cost and expense complete the Tenant’s Work during its Fixturing Period.

9.3	Landlord’s Approval of Tenant’s Work

The Tenant agrees that the Tenant’s Work shall be approved by the Landlord, not to be unreasonably withheld or delayed, and constructed in the manner and in accordance with the provisions of clauses 10.4 and 17.8.

10.	MAINTENANCE, REPAIRS, AND ALTERATIONS

10.1	Repair by Tenant

The Tenant will, at all times during the Term and any renewal of it and at its own expense, promptly repair, decorate, clean, and maintain the Premises in a reasonable operating condition, excluding repairs required by reasonable wear and tear, but including, without limiting the foregoing, the interior walls, and the floor of the Premises, and all other fixtures, machinery, facilities, equipment, and appurtenances installed by the Tenant or installed by the Landlord as part of the Building and directly servicing the Premises. The Tenant will give notice to the Landlord of any accidents, damage, nuisance, obstructions, or required repairs in and to the Premises, the Building, within 24 hours of the Tenant’s knowledge of them. The Tenant will also heat the Premises in a reasonable manner so as to prevent any damage to them by reason of frost or moisture. At the end or sooner termination of the Term or any renewal of it the Tenant will yield up to the Landlord, without notice from the Landlord, the Premises including all fixtures maintained in the condition required under this Lease, subject to normal wear and tear.

10.2	Repair On Notice

(a)	The Tenant will permit the Landlord and its duly authorized agents or nominees, with or without workers and others, at all reasonable times to enter upon the Premises for the purpose of examining the state of repair, condition, and use of them, and to permit such entry after the Landlord has given 24 hours’ notice in writing to the Tenant of such intended entry and examination, or without notice in the event of an emergency or a perceived emergency, and in every case the Tenant will give the Landlord all aid and facilities in such entry and examination, and upon notice in writing of defect or want of repair being given by the Landlord to the Tenant, to cause them to be repaired, as required by clause 10.1, within 30 days from the date of the giving of such notice by the Landlord. If the Tenant at any time defaults in the performance or observance of any of the covenants in this Lease for or relating to the repair, maintenance, cleaning, renewal, or decoration of the Premises or any part of them and such default continues for 30 days after notice in writing from the Landlord of default in respect of repair, maintenance, cleaning, renewal, or decoration of the premises, then the Tenant will permit the Landlord and its duly authorized agents and nominees, with or without workers and others, and without prejudice to the Landlord’s right of re-entry, to enter into and upon the Premises and repair, decorate, clean, renew, and maintain them at the expense of the Tenant; and the Tenant will give the Landlord all aid and facilities in doing or causing them to be done and will repay to the Landlord on demand all costs and expenses in respect of such repairs, maintenance, cleaning, renewal, and decoration as provided.

(b)	The Tenant will pay to the Landlord administration charges of the Landlord in the sum of 15% of the total cost of any work specifically completed by the Landlord on behalf of the Tenant, such work being deemed to be the responsibility of the Tenant.

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10.3	Business and Trade Fixtures

The Tenant may install its usual business and trade fixtures in the usual manner in the Premises, provided such installation does not damage the Premises or the Building and provided further that, if requested by the Landlord, the Tenant has submitted to the Landlord plans and specifications for such business and trade fixtures and obtained the prior written consent of the Landlord to them, which consent will not be unreasonably withheld. All business and trade fixtures owned or installed by the Tenant in or on the Premises will remain the property of the Tenant and will be removed by the Tenant at the expiration of the Term or any renewal of it or at the sooner termination of it, provided that the Tenant at its expense will repair any damage to the Premises, the Land, or the Building caused by such removal, subject to reasonable wear and tear. Such removal by the Tenant will be permitted provided that the Tenant is not in default under any covenant or agreement in this Lease at the time of such removal; and if in default, the Landlord will have a lien on the Tenant’s trade fixtures as security against loss or damage resulting from any such default by the Tenant, and the Tenant’s trade fixtures will not be removed by the Tenant until such default is cured, unless otherwise directed by the Landlord. The Landlord may elect to require the Tenant to remove all or any part of the business and trade fixtures owned or installed by or on behalf of the Tenant at the expiration or termination of the Term or any renewal of it, in which event such removal will be done at the Tenant’s expense and the Tenant will, at its expense, repair any damage to the Premises, the Building, and the Land caused by such removal, subject to reasonable wear and tear. If the Tenant does not remove its business and trade fixtures promptly after written demand by the Landlord, such property will, if the Landlord elects, be deemed to become the Landlord’s property or the Landlord may remove it at the expense of the Tenant and the cost of such removal will be paid by the Tenant promptly to the Landlord on written demand, and the Landlord will not be responsible for any loss or damage to such property as a result of such removal.

10.4	Alterations and Additions

Save and except as provided in Schedule B, the Tenant will not remove, alter, or change the position or style of, or add to, the Premises or any part of them, or make any excavations on the Land, without in any and every such case having first submitted plans and specifications of the proposal to the Landlord and having obtained the prior written consent of the Landlord to it, such consent not to be unreasonably withheld or delayed, and, unless otherwise provided by such consent, all such alterations, additions, erections, or excavations will be done either by or under the direction of the Landlord, as the Landlord may determine, but at the cost of the Tenant. All work will be done in a good and workmanlike manner by contractors or tradespeople approved in writing by the Landlord. The Tenant will pay to and reimburse the Landlord promptly on demand for all costs and expenses incurred by the Landlord in the review and approval of any plans and specifications by the Landlord’s architects and engineers. The Tenant will obtain and pay for all required building and occupancy permits in respect of its work as aforesaid. The Tenant will, at its own cost and expense, take out or cause to be taken out any additional insurance coverage reasonably required by the Landlord to protect the respective interests of the Landlord and the Tenant during all periods when any such work is being performed.

10.5	Leasehold Improvements

Any and all Leasehold Improvements, but not the Tenant’s business and trade fixtures in or upon the Premises, whether placed there by the Tenant or the Landlord or a previous occupant of the Premises, will immediately upon such placement become, and will thereafter remain, the property of the Landlord without compensation to the Tenant. Notwithstanding anything in this Lease, the Landlord will be under no obligation to repair, maintain, replace, or insure the Leasehold Improvements. The Landlord shall not be entitled to elect that any or all Leasehold Improvements made or installed by or on behalf of the Tenant under this Lease, or under the provisions of any previous lease to the Tenant, be removed at the expiry or earlier termination of the Term or any renewal of it, and it will be the Tenant’s obligation to yield up to the Landlord, the Premises including all fixtures maintained in the condition required under clause 10.1 of this Lease, subject to normal wear and tear. The Tenant will not mortgage, charge, encumber, or grant any security interest in any Leasehold Improvements made or installed by or on behalf of the Tenant.

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10.6	Glass

The Tenant shall restore at its expense and with glass of the same colour and quality, any broken or damaged glass on the Leased Premises.

10.7	Overload

The Tenant shall not bring upon the Land any machinery, vehicles, equipment, article or thing that by reason of its weight, size or use might damage the Land and/or the Premises and shall not at any time overload the floors of the Premises beyond the design specifications for the Premises (“Excess Overloading”). Subject to the last sentence of this clause 10.7, if any damage is caused to the Land and/or Premises by any machinery, equipment, article or thing brought on by the Tenant or any of its servants, agents or employees or any person having business with the Tenant or by Excess Overloading or by any act, neglect or misuse on the part of the Tenant or any of its servants, agents or employees or any person having business with the Tenant, the Tenant shall forthwith repair or pay to the Landlord the cost of making good such damage.

10.8	Sign Removal

Subject to the provisions of this Lease, upon the termination of this Lease, the Tenant shall, if the Landlord so requests:

(a)	Remove all signs or other identifying marks from the Premises and repair any damage resulting from such removal or the original installation, subject to normal wear and tear.

If the Tenant shall fail to remove signs, identifying marks and repair any damage as aforesaid, the Landlord may complete such work at the expense of the Tenant and the Tenant shall, upon written demand, forthwith pay to the Landlord the cost of such removal and repair.

10.9	Removal of Ice and Snow from Sidewalks

The Tenant covenants and agrees with the Landlord that if the Tenant at any time during the Term fails to keep the sidewalks in front of the Premises reasonably clean from ice and snow during the times and to the extent required of an owner under the bylaws or other regulation of the City of Burnaby in effect from time to time, the Landlord through its agents, servants, contractors, and subcontractors may remove such ice and snow and the Landlord will not be required to give the Tenant any notice of its intention to do so.

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Any costs and expenses incurred by the Landlord in removing such ice and snow will be reimbursed to the Landlord by the Tenant on demand plus a 15% administration fee.

10.10	Leased Premises Accepted “As Is”

Subject to the completion of the Landlord’s Work, the Tenant accepts the Leased Premises on an “as is / where is” basis, including without limitation, the current electrical capacity and available power for the Tenant’s intended business operations in the Premises. If the Tenant requires any modifications to the current electrical capacity and available power in the Premises it shall comply with the provisions of clause 10.4 prior to making such electrical modifications.

10.11	Landlord’s Repairs

The Landlord will maintain, repair, replace and keep in repair as may be necessary, the Roof, the exterior and structure of the Building, including foundation, and to make all necessary structural repairs and replacements to the Building, including parking areas and driveways located on the Land.

Notwithstanding as aforesaid, the parties agree that the Landlord shall not be responsible for repairs occasioned by the misuse or the negligence of the Tenant or the Tenant’s agents or employees or those persons whose conduct the Tenant is at law responsible.

11. DAMAGE, DESTRUCTION, OR EXPROPRIATION OF THE PREMISES

11.1	Damage and Destruction

(a)	If the Premises are damaged by fire or other casualty that renders all of the Premises or a substantial area of the Premises unusable by the Tenant and materially adversely affects the business carried on by the Tenant on the Premises, then the Annual Basic Rent will from and after the date of the damage abate in the same proportion as such unusable area of the Premises bears to the total Area of the Premises, and such abatement will continue until the Landlord has completed its repairs under subclause 11.1(b) or until this Lease is terminated, whichever first occurs.

(b)	Except as provided in subclause 11.1(c), if the Premises are damaged by fire or other casualty not caused by the negligence of the Tenant or those for whom it is responsible in law, and the damage is covered by insurance held by the Landlord under this Lease, then the damage to the Premises will be repaired by the Landlord at its expense, provided that the Tenant will, to the limits of insurance it ought to have received under the terms of this Lease, be responsible for any costs in excess of insurance proceeds received. The Tenant will, at its expense, repair all Leasehold Improvements and any installations, alterations, additions, partitions, improvements, and fixtures made by or on behalf of the Tenant and all damage caused by its negligence or the negligence of those for whom it is responsible in law. At the option of the Landlord, such repairs will be performed by the Landlord at the expense of the Tenant if the Landlord considers that this would be more efficient and cost-effective. All repairs the Landlord is required to make under this clause will be made with due diligence, provided that the Landlord will not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of any delay that may arise by reason of adjustment of insurance on the part of the Landlord or on account of the circumstances described in clause 19.7.

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(c)	If, in the Landlord’s opinion, the Building is damaged by fire or other casualty to the extent that it cannot reasonably be repaired or rebuilt within 180 days after the occurrence of such damage, and if the Landlord consequently decides not to restore the same, then the Landlord will, within 15 working days after the happening of such fire or other casualty, give to the Tenant a notice in writing of such decision and thereupon the Term and any renewal of this Lease will expire effective the 15th Business Day following the occurrence of the damage, and the Tenant will vacate the Premises and surrender the Premises to the Landlord, and all rights of the Tenant under this Lease will cease and determine within two Business Days following the effective date of termination. If the Building is damaged as described and the Landlord does not give notice as provided, then the Landlord will diligently proceed to repair or rebuild the Building in accordance with subclause 11.1(b). If such repair or rebuilding is not completed and available for occupation by the Tenant within 240 days from the time of the fire or other casualty causing the damage, the Tenant may at its option, to be exercised within 10 days of the termination of the period of 240 days (or the termination of such later period as extended by clause 19.7) by notice in writing, terminate this Lease and all of the rights of the Tenant under it, and the Tenant will then have no further liability for Rent in respect of any period after the date of termination.

11.2	Expropriation

If the whole of the Premises is acquired or condemned by an authority having the power for such acquisition or condemnation then the Term and any renewal of it shall cease from the date of entry by such authority. Nothing in this Lease will prevent the Landlord or the Tenant or both from recovering damages from such authority for the value of their respective interests or for such other damages and expenses allowed by law.

12.	ASSIGNMENT AND SUBLETTING

12.1	Assignment and Subletting

(a)	The Tenant will not make, grant, execute, enter into, consent to, or permit any Transfer without the prior written consent of the Landlord, such consent shall not be arbitrarily or unreasonably withheld or delayed. In the event that the Tenant desires to make, grant, execute, enter into, consent to, or permit any Transfer then the Tenant will give prior written notice to the Landlord of such desire, specifying in the notice the proposed Transferee and providing to the Landlord such information on the nature of the business of the proposed Transferee, together with its financial responsibility and standing, as the Landlord may reasonably require, together with the terms and conditions of the proposed Transfer. The Tenant will also deliver to the Landlord a copy of the Transfer intended to be executed by the Tenant and the Transferee, together with the Landlord’s required administration fee. The Landlord will, within 10 Business Days thereafter, notify the Tenant in writing that:

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(i)	it consents to such Transfer, or

(ii)	that it does not consent to such Transfer.

(b)	Provided always and notwithstanding subclause 12.1(a), the Landlord’s consent to a Transfer does not constitute a waiver of the necessity for the Tenant to obtain the prior written consent of the Landlord to any subsequent Transfer, and no Transfer will in any manner release the Tenant from its obligations for the payment of the Rent and the observance and performance of the covenants, terms, and conditions provided in this Lease during the Term and any renewal of the Term.

(c)	Upon the initial request for a Transfer together with receipt from the Tenant of the administration fee and undertaking required in subclause 12.1(d), and provided that the Landlord does not withhold its consent to such Transfer, the Landlord will provide to the Tenant its commercially reasonable standard-form written agreement pertaining to Transfers. The Tenant will require each Transferee, at the time of any Transfer, to execute and deliver the Landlord’s standard-form written agreement between the Tenant, the Landlord, and the Transferee wherein the Transferee agrees to observe and perform all of the covenants, agreements, provisos, terms, and conditions of this Lease, and wherein the Tenant acknowledges and agrees that it will continue to be liable under this Lease during the Term and any renewal of the Term. If either the Tenant or the Transferee fails to execute and deliver the standard-form written agreement then the Landlord will have the right to refuse to grant its consent to such Transfer, or, where such consent is not required, the Transfer will not be effective until the standard-form written agreement is executed and delivered by the Tenant and the Transferee. Without in any way restricting the generality of the Landlord’s right to refuse consent to any Transfer, the Landlord will have the right to refuse to consent to any Transfer if the Lease is not in good standing.

(d)	The Tenant will, together with its initial request to the Landlord for consent to any Transfer, pay to the Landlord an administration fee of $1,500.00, and the Tenant will also undertake to reimburse to the Landlord any solicitors’ fees and any other costs, charges, and expenses that may be incurred by the Landlord in connection with the Tenant’s request for consent to any Transfer, such reimbursement not to exceed $2,000.00.

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(e)	If the Tenant is a corporation or if the Transferee is a corporation, and, at any time during the Term or any renewal of it, any or all of the corporate shares or voting rights of shareholders of the Tenant or the Transferee are transferred by sale, assignment, bequest, inheritance, trust, operation of law, or other disposition, or treasury shares be issued, so as to result in the control of the Tenant or the Transferee having changed from one person or group of persons to another person or group of persons without the prior written consent of the Landlord, which consent shall not be arbitrarily or unreasonably withheld or delayed, then, and so often as such a change of control occurs, the Landlord will have the right to terminate this Lease at any time after such change of control by giving the Tenant 60 days’ prior written notice of such termination. The Tenant will, upon request by the Landlord, make available to the Landlord from time to time for inspection and copying all books and records of the Tenant that alone or with other data show the applicability or otherwise of this subclause. This subclause will not be applicable to any transfer of shares that are listed on a security exchange regulated by government authority.

(f)	Intentionally deleted.

12.2	No Profit from Subletting or Assignment

The Tenant acknowledges that it shall not be entitled to receive any profit of any nature from the subleasing or assigning of this Lease and that any such profit received by the Tenant shall be for the benefit of the Landlord and held in trust by the Tenant for the Landlord’s benefit.

13.	DEFAULT

13.1	Payments by Landlord Regarded as Rent

If the Tenant fails to observe or perform any of the covenants or obligations of the Tenant under or in respect of this Lease, and any such breach, non-observance, or non- performance continues for seven Business Days after written notice of it to the Tenant by the Landlord, the Landlord may from time to time at its discretion perform or cause to be performed any of such covenants or obligations or any part of them, and for such purpose may do such things as may be required, and may enter upon the Premises to do such things; and all costs and expenses incurred and expenditures made by or on behalf of the Landlord will be paid promptly by the Tenant to the Landlord. If the Tenant fails to pay, the Landlord may add the costs and expenses to the Rent and recover them by all remedies available to the Landlord for the recovery of Rent in arrears. Nothing in this clause 13.1 will require the Landlord to directly or indirectly commence or complete such performance of the Tenant’s covenants or obligations. If the Landlord incurs any damage, loss, cost, or expense whatsoever for which the Tenant is in any way liable under this Lease, by reason of any failure of the Tenant to observe or comply with any of the covenants or agreements of the Tenant in this Lease, then in every such case the amount of any such damage, loss, cost, or expense will be due and payable by the Tenant to the Landlord on demand by the Landlord and the Landlord will have the right at its option to add the cost or amount of any such damage, loss, cost, or expense to the Rent, and any such amount will immediately be due and payable as Rent and recoverable by the Landlord by all remedies available to the Landlord for the recovery of Rent in arrears.

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13.2	Re-entry on Default

The Tenant further covenants with the Landlord that in the event of the breach, non- observance, or non-performance of any covenant, agreement, stipulation, proviso, condition, rule, or regulation required by the Tenant to be kept, performed, or observed under this Lease, and any such breach, non-observance, or non-performance continues for seven Business Days (as may be extended for an additional thirty (30) days in the case of a non-monetary breach where the Tenant has commenced curing such breach during the seven Business Day cure period and is diligently pursuing such cure), after written notice of it to the Tenant by the Landlord, or in case the Term will be taken in execution or attachment for any cause whatsoever, then and in any such case the Landlord, in addition to any other remedy now or hereafter provided, may re-enter and take possession immediately of the Premises or any part of them in the name of the whole, and may use such reasonable force and assistance in making such removal as the Landlord may deem advisable to recover at once full and exclusive possession of the Premises; and such re- entry will not operate as a waiver or satisfaction in whole or in part of any right, claim, or demand arising out of or connected with any breach, non-observance, or non-performance of any covenant or agreement of the Tenant.

13.3	Bankruptcy or Insolvency of Tenant

(a)       If, during the Term or any renewal of it, any of the goods and chattels of the Tenant are seized or taken in attachment by any creditor of the Tenant, or if a writ of execution, sequestration, or extent issues against the goods and chattels of the Tenant, or if any petition or other application is presented to any court of competent jurisdiction for the dissolution, liquidation, or winding-up of the Tenant or for the appointment of a receiver or receiver and manager, or if the Tenant becomes bankrupt or insolvent or takes the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors, or if the Premises are used for any purpose other than permitted by clause 7.1 without the prior written consent of the Landlord, or if the Tenant makes an assignment for the benefit of creditors or makes any sale or other disposition of all or substantially all of its goods and chattels (except incidental to its amalgamation with any other company), then and in every case the Tenant will be, and be deemed to be, in default under this Lease; the then-current and the next ensuing three months’ Annual Basic Rent and Additional Rent (to be determined for the current year at rates estimated by the Landlord acting reasonably) and any additional money owing under this Lease will immediately become due and payable; the Landlord may re-enter and take possession of the Premises or any part of them in the name of the whole, and have again, repossess, and enjoy the Premises in its former estate, anything in this Lease to the contrary notwithstanding, as though the Tenant were holding over after the expiration of the Term; and the Term and any renewal of it will, at the option of the Landlord, immediately become forfeited and determined and the then-current and the next ensuing three months’ Annual Basic Rent, the Additional Rent (to be determined for the current year at rates estimated by the Landlord acting reasonably) and any additional money owing under this Lease will be recoverable by the Landlord as if it were Rent in arrears, but the Tenant will remain liable under this Lease.

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13.4	Sale and Reletting

The Tenant further covenants and agrees that upon the Landlord becoming entitled to re- enter upon the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies, will have the right to enter the Premises as the agent of the Tenant either by reasonable force or otherwise without being liable for any prosecution, and to relet the Premises as the agent of the Tenant, and to receive all rent for them, and as agent of the Tenant to take possession of trade fixtures of the Tenant and any goods and property whatsoever on the Premises, and to sell the same at public or private sale without notice, and to apply the proceeds of such sale and any rent derived from reletting the Premises in payment of the Rent due under this Lease, after deducting its costs of conducting such sale and its costs of reletting; and the Tenant will be liable to the Landlord for any deficiency.

13.5	Termination

The Tenant further covenants and agrees that upon the Landlord becoming entitled to re- enter upon the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies, will have the right to immediately terminate this Lease and the Term or any renewal of it and all of the rights of the Tenant under this Lease by giving notice in writing addressed to the Tenant of its intention so to do, and any other payments for which the Tenant is liable under this Lease will be paid and the Tenant will immediately deliver up possession of the Premises to the Landlord, and the Landlord may re-enter and take possession of the Premises without limitation to its right to claim damages arising from the Tenant’s breach.

13.6	Distress

At any time that the Landlord is entitled to levy distress against the goods and chattels of the Tenant, it may use such reasonable force as it may deem necessary for the purpose of gaining admission to the Premises without being liable for any action or for any loss or damage occasioned thereby, and the Tenant hereby expressly releases the Landlord from all actions, proceedings, claims, or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection with it. The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress, and covenants and agrees that, notwithstanding any such statute, none of the goods and chattels of the Tenant on the Premises at any time during the Term or any renewal of it will be exempt from levy by distress for Rent in arrears. The Tenant covenants and agrees to indemnify and save harmless the Landlord from and against any and all manner of actions or causes of action, damages, costs, loss, or expenses of whatever kind that the Landlord may sustain, incur, or be put to by reason of or arising out of the distress, seizure, or the levy of distress against any goods or chattels on or in the Premises, whether owned by the Tenant or any other person, and such liability to indemnify and save harmless will survive any termination of this Lease and the expiry of the Term or any renewal of it, anything in this Lease to the contrary notwithstanding.

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13.7	Landlord’s Expenses Enforcing Lease

If it is necessary for the Landlord to retain the services of any person for the purpose of assisting the Landlord in enforcing any of its rights under this Lease or otherwise available at law, the Landlord will be entitled to collect from the Tenant the cost of all such services including, but not limited to, all charges by any bailiff effecting a distress and all legal fees and disbursements incurred in enforcing the Landlord’s rights under this Lease and in connection with all necessary court proceedings at trial or on appeal on a solicitor-and-own-client basis, as if they were Rent reserved and in arrears under this Lease.

13.8	Remedies Cumulative

No remedy conferred upon or reserved to the Landlord under this Lease, by statute or otherwise, will be considered exclusive of any other remedy, but the remedy will be cumulative and in addition to every other remedy available to the Landlord and all such remedies and powers of the Landlord may be exercised concurrently and from time to time and as often as the Landlord deems expedient.

14.	SUBORDINATION, ATTORNMENT, AND STATUS CERTIFICATE

14.1	Provide Financial Information

Whenever any of the Landlord’s Mortgagees, in connection with any financing of the Land or the Building or any part of them, requires information relating to the financial position of the Tenant, then the Tenant, within 30 days after receipt by it of a notice in writing from the Landlord requesting such information, will furnish directly to such Landlord’s Mortgagee copies of the financial statements of profit and loss and surplus or deficit, in respect of each of the three years immediately preceding the year in which such notice is given. All such information will be used by such Landlord’s Mortgagees in connection with such financing only, and will be supplied to such Landlord’s Mortgagees on the condition that the information be treated on a confidential basis.

14.2	Subordination

This Lease is and will be subject, subordinate, and postponed to all Mortgages to the extent that without execution of any document other than this Lease, the Mortgages will have priority over this Lease notwithstanding the respective dates of execution, delivery, or registration of them. Without limiting the generality of the foregoing, the Tenant agrees to promptly execute any document in confirmation of such subordination and postponement of this Lease to any of the Mortgages, provided however that such subordination or postponement will not be effective with respect to a specific Mortgage unless and until the Landlord’s Mortgagee holding such Mortgage confirms in writing to the Tenant that the Tenant has the right, if not in default under this Lease, to remain in possession of the Premises in accordance with the terms of this Lease in the event that such Landlord’s Mortgagee obtains title to the Premises by way of foreclosure or otherwise.

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14.3	Attornment

Whenever required by any of the Landlord’s Mortgagees under any of the Mortgages, or in the event of an exercise by any of the Landlord’s Mortgagees of the power of sale in any of the Mortgages, the Tenant will attorn to and become, in each case, a tenant of such Landlord’s Mortgagees or any purchaser from such Landlord’s Mortgagee for the then unexpired residue of the Term upon all of the terms and conditions of this Lease.

14.4	Estoppel Certificate

The Tenant will at any time and from time to time upon 10 days’ prior notice from the Landlord execute and deliver to the Landlord, or the Landlord’s Mortgagees, or a prospective purchaser of the whole or any portion of the Landlord’s interest in the Land or the Building, a statement in writing confirming the terms of this Lease, certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the Lease is in full force and effect as modified), and certifying the amount of the Rent then being paid under this Lease, the dates to which the Rent and other charges under this Lease have been paid, that the Landlord has complied with all the terms of this Lease, that the Premises are acceptable to the Tenant, that the Tenant will not amend, modify, or surrender this Lease or make any prepayment of the Rent other than the Rent for the current month without the prior written consent of the Landlord’s Mortgagees or prospective purchaser, that there are no outstanding set-offs or equities disclosed or undisclosed as between the Landlord and the Tenant, that no money other than a maximum of one month’s Rent in accordance with the provisions of the Lease has been prepaid by the Tenant to the Landlord, that the Tenant is aware of the assignment by the Landlord to the Landlord’s Mortgagees of all Rents under this Lease, and any other matters pertaining to this Lease in respect of which the Landlord may desire certification.

15.	QUIET ENJOYMENT

The Landlord covenants with the Tenant for quiet enjoyment, subject to the provisions in Article 2 and subject to any rights of entry by the Landlord as provided in this Lease.

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16.	PARKING AND COMMON AREA

16.1	Designated Parking Area

The Landlord shall allocate 12 parking stalls, being stalls 77R, 78R, 79R, 80R, 81R, 95S, 96S, 97S, 98S, 99S, 100S and 101S, for the purpose of parking cars of the Tenant’s employees, guests and customers while visiting the Premises as shown in the building plan attached as Schedule “C” (the “Designated Parking Area”).

16.2	Tenant’s Use of Designated Parking Area

The Tenant will:

(a)	ensure at all times that its employees, invitees and customers will only park their cars in the Designated Parking Area; and

(b)	the Tenant will not park its trucks and/or trailers in the Designated Parking Area, such vehicles and trailers shall only be permitted to be parked in the area immediately in front of the loading bay at the back of the Premises.

16.3	Access to the Premises, Designated Parking Area and Common Area

The Landlord covenants not to prevent the Tenant, its employees, invitees and customers from having access to the Premises, Designated Parking Area and Common Area.

16.4	Common Area

(a)	The use and occupation of the Premises by the Tenant will include the non-exclusive license to use in common with others so entitled, the Common Area for the purpose of picnics or use as a common rest area during coffee breaks and lunch hour breaks or hosting workplace related barbeques, subject to the Common Area being available and not scheduled for another tenant’s workplace event.

(b)	The Tenant shall have the right on making previous arrangements with the Landlord, to schedule the exclusive use of the Common Area for its own workplace related barbeques or events.

(c)	The Common Area will at all times be subject to the exclusive control and management of the Landlord. The Landlord has the right from time to time to establish, modify, and enforce rules and regulations with respect to the Common Area, including those related to its use, maintenance and operation, and the rules and regulations in all respects will be observed and performed by the Tenant and the employees, invitees and customers of the Tenant.

(d)	Notwithstanding the foregoing, the Landlord has the right to change the size of the Common Area or to remove it if the Landlord requires the permanent use of the Common Area for future development or use as additional parking.

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17.	TENANT COVENANTS

17.1	Signs

The Tenant, with the Landlord’s prior written approval and at the cost of the Tenant, shall have the right of placing its business sign on the Building which shall adhere to all regulatory by-laws pertaining to the clauses in this Lease, as well as the applicable municipal signage by-laws and such Sign complies at all times with the requirements of any lawful authority having jurisdiction over it. If any Sign no longer complies with the terms of the requirements of any lawful authority having jurisdiction over it, and is not otherwise grandfathered under the earlier governmental requirement, and any such breach, non-observance, or non-performance continues for 30 Business Days after written notice of it to the Tenant by the Landlord, then the Landlord, will have the right at any time thereafter to remove any such Sign at the Tenant’s expense; and the costs, charges, and expenses of such removal will promptly be paid by the Tenant to the Landlord. The repair provisions of clause 10.7 will also apply to the Signs.

17.2	Garbage

The Tenant will keep the Premises and Common Area clean and tidy and in good order.

17.3	No Smoking

The Tenant will ensure at all times that its employees, invitees and customers will be prohibited from smoking or vaping anywhere on the Premises and elsewhere on the Land, except that its employees may smoke or vape in the Designated Loading Area specified on Schedule “C” in accordance with the provisions of the Tobacco and Vapour Products Control Act, RSBC 1996 and Regulations thereto, as amended or replaced by successor legislation or bylaws.

17.4	Abate Nuisance

Upon written notice to the Tenant from the Landlord or from any lawful authority having jurisdiction, the Tenant will immediately, at its sole expense, abate any nuisance caused by vibration, noise, or offensive smell, or by any undue emission of smoke, vapour, or dust caused by the Tenant or arising directly or indirectly out of the operations carried on upon the Premises.

17.5	Hazardous Substances

The Tenant will:

(a)	not use or permit to be used all or any part of the Premises for the sale, storage, manufacture, disposal, use, or any other dealing with any Hazardous Substances, without the prior written consent of the Landlord, which may be unreasonably withheld;

(b)	strictly comply, and cause any person for whom it is in law responsible to comply, with all Environmental Laws regarding the use and occupancy of the Premises;

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(c)	promptly provide to the Landlord a copy of any environmental site assessment, audit, or report relating to the Premises conducted by or for the Tenant at any time;

(d)	promptly notify the Landlord in writing of any release of a Hazardous Substance or Hazardous Substances or any other occurrence or condition at the Premises or any adjacent property that would contaminate the Premises or subject the Landlord or the Tenant to any fines, penalties, orders, investigations, or proceedings under Environmental Laws;

(e)	on the expiry or earlier termination of this Lease, or at any time if requested by the Landlord or required by any government authority pursuant to Environmental Laws, remove from the Premises all Hazardous Substances and remediate any contamination of the Premises or any adjacent property resulting from Hazardous Substances, in either case brought onto, used at, or released from the Premises by the Tenant or any person for whom it is in law responsible. The Tenant will perform these obligations promptly at its own cost and in accordance with Environmental Laws. All such Hazardous Substances will remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Premises;

(f)	indemnify the Landlord and its directors, officers, employees, agents, successors, and assigns from any and all liabilities, actions, damages, claims, losses, costs, fines, penalties, and expenses whatsoever (including all legal and consultants’ fees and expenses and the cost of remediation of the Premises and any adjacent property) arising from or in connection with:

(i)	any breach of or non-compliance with the provisions of this clause

17.5	by the Tenant; or

(ii)	any release or alleged release of any Hazardous Substance or Hazardous Substances at or from the Premises related to or as a result of the use and occupation of the Premises or any act or omission of the Tenant or any person for whom it is in law responsible.

The obligations of the Tenant under this clause 17.5 will survive the expiry or earlier termination of this Lease. For greater clarity, the Tenant shall only be responsible for any Hazardous Substance that is caused to be on the Premises by the Tenant of any person for whom it is in law responsible.

17.6	No Excavation

The Tenant will not excavate, dig, or extract any sand, gravel, earth, or minerals of any description out of the Land.

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17.7	Easements

The Tenant will not, without the prior written consent of the Landlord, permit any encroachment, right-of-way, easement, or other encumbrance to be made or entered into, against, or upon the Premises or the Land or any part of them.

17.8	Liens

The Tenant will use its best efforts to ensure that no claim of lien will be filed in respect of any work that may be carried out by it or on its behalf in the Building or on the Land, and if a claim of lien is filed in respect of any such work the Tenant will take all necessary steps to have the claim of lien cancelled and discharged from the Land and the Building within 15 days of the date the Tenant has knowledge of such filing, and the Tenant will indemnify and save harmless the Landlord from any and all loss, cost, expense, damage, and liability in respect of such claim of lien. The Landlord, in addition to any right or remedy, will have the right, but will not be obliged, to discharge any claim of lien from the Land and the Building by paying the amount claimed to be due or by procuring a discharge of such liens by deposit in the appropriate court, and in any such event the Landlord will be entitled, if it so acts, to expedite the prosecution of any action for the enforcement of such claim of lien by the lien claimant and to pay the amount of the judgment, if any, in favour of the lien claimant with interest and costs. In any such event the Tenant will promptly pay to and reimburse the Landlord for all money expended by the Landlord and all costs and expenses incurred by the Landlord.

17.9	Registered Charges

The Tenant will pay all money owed by it under any security interest or other charge registered or filed against the Land or the Building, and immediately upon all of the payments having been made, the Tenant will obtain a release or other appropriate document of discharge and will register the same at its own expense in the proper land title office or other appropriate office of public record as the Landlord may require to discharge the same from the title to the Land and the Building.

17.10	Exhibit Premises

The Tenant will permit the Landlord to exhibit the Premises to:

(a)	prospective tenants or subtenants during the nine-month period prior to the Expiry Date or the date of expiration of and any renewal of the Term;

(b)	at any time during the Term on twenty-four (24) hours prior notice if the Landlord has listed the Land for sale for the purpose of showing a prospective purchaser; and

(c)	the Landlord’s Mortgagees and prospective mortgagees and any prospective purchaser of the whole or any part of the Landlord’s interest in the Premises; and for such purposes the Landlord may place upon the Premises a sign or notice stating that the Premises are for rent or for sale, and the Landlord will have the right of entry to the Premises at any reasonable time, and the Tenant at its option may have a servant or agent present at the time of such entry.

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17.11	No Auctions

The Tenant will not permit any sale by auction or any fire sale, bankruptcy sale, moving sale, going-out-of-business sale, or bulk sale to be held upon the Premises or the Land or any part of them.

18.	FIRST RIGHT OF OFFER TO LEASE

18.1	First Right of Offer to Lease

The Landlord shall grant the Tenant the First Right of Offer to Lease the Premises beyond the expiry of the Term, if the Landlord’s other tenant Canada Research and Development Corporation (“Canada”) does not require the Premises for the expansion of its business operations at the expiry of the Term, provided the Tenant is not in default of its obligations under the Lease and the Tenant has duly and punctually observed and performed its covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed. Should the Landlord decide that they wish to offer to lease the Premises to Canada for its expansion after expiry of the Term , they must first notify the Tenant in writing no later than sixty (60) days prior to the expiry of the Term that they are doing so at which time this First Right of Offer to Lease shall terminate and the Tenant will be required to deliver up vacant possession at the expiry of the Term on the terms contained in this Lease. If the Landlord has not provided the above notice by the stated deadline, the Tenant shall have thirty (30) days after the Landlord’s deadline, to negotiate a renewal of this Lease beyond expiry of the Term, before the Landlord can offer the Premises to any other party. If, after the thirty (30) day period, the parties are not able to come to terms on a renewal of this Lease, or the Tenant has not advised the Landlord that it wants to negotiate a renewal of this Lease, then the Landlord shall be free to negotiate with other potential tenants wanting to lease the Premises and the Tenant will be required to deliver up vacant possession at the expiry of the Term on the terms and conditions contained in this Lease.

19.	MISCELLANEOUS

19.1	Registration of Lease

The Landlord will have no obligation to execute and deliver this Lease in registrable form.

19.2	No Warranties

The Tenant acknowledges and agrees that no representations, warranties, agreements, or conditions have been made other than those expressed in this Lease, and that no agreement collateral to this Lease will be binding upon the Landlord unless it be made in writing and duly executed on behalf of the Landlord.

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19.3	No Waiver

(a)	The failure of the Landlord to exercise any right or option in connection with any breach or violation of any term, covenant, or condition to this Lease will not be deemed to be a waiver or relinquishment of such term, covenant, or condition nor of any subsequent breach of it or any other term, covenant, or condition in this Lease. The subsequent acceptance of the Rent or any portion under this Lease by the Landlord will not be deemed to be a waiver of a preceding breach by the Tenant of any term, covenant, or condition of this Lease.

(b)	The acceptance of any of the Rent from, or the performance of any obligation under this Lease by, a person other than the Tenant will not be construed as an admission by the Landlord of any rights, title, or interest of such person as a Transferee or otherwise in the place of the Tenant.

(c)	The acceptance by the Landlord of a part payment of any money required to be paid under this Lease will not constitute waiver or release of the right of the Landlord to payment in full of such money.

19.4	Notices

All notices, demands, and requests that may be or are required to be given pursuant to this Lease will be in writing and will be sufficiently given if delivered personally to the party or an officer of the party for whom it is intended; or sent by fax or other electronic means; or by registered mail, postage prepaid, addressed to the respective addresses specified in the Lease Summary or such other addresses as the parties may from time to time advise by notice in writing. The Tenant will require each Transferee to supply its respective mailing address to the Landlord. The date of receipt of any such notice, demand, or request will be deemed to be the date of delivery of such notice, demand, or request if delivered; or if telecopied as specified it will be deemed to be received on the next day following the date of transmission (excluding Saturdays, Sundays, and statutory holidays in British Columbia), or if mailed as specified it will be deemed to be received on the fourth Business Day following the date of such mailing, unless there is between the date of mailing and actual receipt a mail strike or other labour dispute that adversely affects mail service in British Columbia, in which case the party giving the notice, demand, or request will deliver such notice, demand, or request by an alternative method.

19.5	Peaceful Surrender

The Tenant will, at the expiration or sooner determination of the Term, immediately peacefully surrender and yield up unto the Landlord the Premises, together with all fixtures or improvements that at any time during the Term are made in or on the Premises, in the state of repair required to be maintained by the Tenant under this Lease, without notice from the Landlord; and will deliver to the Landlord all keys to the Premises that the Tenant has in its possession.

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19.6	Holding Over

If the Tenant holds over with the Landlord’s written consent after the expiration of the Term or any renewal of it, and the Landlord accepts the new Rent or any portion of it, the new tenancy thereby created will be deemed to be a monthly tenancy and not a yearly tenancy and will be subject to the covenants and conditions in this Lease insofar as they are applicable to a tenancy from month to month, except that if the Tenant remains in possession without the Landlord’s written consent, the monthly instalments of Annual Basic Rent will be one hundred twenty-five percent (125%) times the monthly instalments of Annual Basic Rent payable for the last month of the later of the Term or any renewal of it, pro-rated on a daily basis for each day that the Tenant remains in possession, and in addition the Tenant will be liable for all costs, expenses, losses, and damages resulting or arising from the failure of the Tenant to deliver up possession of the Premises to the Landlord.

19.7	Inability to Perform

Whenever and to the extent that the Landlord is unable to fulfill, or is delayed or restricted in the fulfilment of any obligation under this Lease by reason of being unable to obtain the material, goods, equipment, service, utility, or labour required to enable it to fulfill any such obligation, or by reason of any statute, law, or order-in-council or any regulation or order passed or made pursuant under such statute or law, or by reason of the order or direction of any administrator, controller, or board, or any government department or officer or other authority, or by act of God, or by reason of not being able to obtain any permission or authority required thereby, or by reason of strikes, lockouts, or other industrial disturbances, explosion, breakage or accident to machinery, or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord will be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant will not be entitled to compensation for any inconvenience, nuisance, discomfort, or damage thereby occasioned, and will not be entitled to cancel or terminate this Lease.

19.8	Interest

Interest on any money due to the Landlord under this Lease will be paid by the Tenant and will accrue on a daily basis at the Prime Rate plus 3% per annum, such rate of interest to be calculated and compounded monthly, not in advance, from the respective date upon which any such money becomes due to the Landlord.

19.9	Governing Law

This Lease will be construed in accordance with, and governed by, the laws of the province of British Columbia.

19.10	Number and Gender

Where required the singular number will be deemed to include the plural and the neuter gender the masculine or feminine.

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19.11	Covenants

The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words imparting such covenants and agreements were used in each separate provision of it. Should any provision or provisions of this Lease be illegal or not enforceable, it or they will be considered separate and severable from this Lease and its remaining provisions will remain in force and be binding upon the parties as though the illegal or unenforceable provision or provisions had never been included.

19.12	Time of the Essence

Time is of the essence of this Lease, except as specified otherwise in this Lease.

19.13	Headings

Any captions, headings, and marginal notes throughout this Lease are for convenience and reference only and the words and phrases contained in them will in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction, or meaning of any provision of or the scope or intent of this Lease nor in any way affect this Lease.

19.14	Enurement

This Lease will extend to, be binding upon, and enure to the benefit of the Landlord and the Tenant and their respective heirs, executors, administrators, successors, and permitted assigns.

19.15	Continuation of Obligations

This Lease and the obligations of the Tenant under it will continue in full force and effect notwithstanding any change in the person or persons comprising the Landlord.

19.16	Landlord’s Limit of Liability

The term “Landlord” as used in this Lease so far as covenants or obligations of the Landlord are concerned will be limited to mean the Landlord as described in the Lease Summary, while it retains its interest in the Premises, but upon a sale, transfer, or other disposition of that interest, the Landlord will be automatically and immediately relieved from all liability arising out of the requirement for performance of any obligations of the Landlord in this Lease, it being understood and agreed that the obligations of the Landlord in this Lease will be binding upon the Landlord, its successors, and assigns, only during and in respect of the respective successive periods of its interest in the Premises. The Tenant agrees to attorn to a purchaser, transferee, or person acquiring the interest of the Landlord in the Premises, such attornment to be effective and self- operative without the necessity of the execution of any further instrument on the part of the Landlord, the Tenant, or any other person.

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19.17	Consents

Wherever and whenever the approval or consent of the Landlord is required to be obtained, such approval or consent may be given by such officers, agents, committee, person, or persons as may from time to time be nominated or appointed in writing by the Landlord for such purpose, and any such power of nomination or appointment may be delegated by the Landlord. Subject to the terms of this Lease, such nominees, appointees, or delegates will have the right to withhold approval of or consent to, provided that no approval or consent shall be unreasonably withheld or delayed, and may then reject, any matter or thing submitted for approval or consent, and every such approval or consent given will be in writing and may then contain such conditions and stipulations as the Landlord may deem fit.

19.18	Amendments

This Lease will constitute the entire agreement between the parties with respect to the subject matter of it and will not be modified, amended, or waived except by an instrument in writing duly executed and delivered by the parties or by their successors and permitted assigns.

19.19	Deposit

“The Security Deposit” has been deposited with the Landlord as security for the faithful performance by the Tenant of all the terms, covenants, and conditions of this Lease. The Security Deposit is to be credited to the first month’s Annual Basic Rent payable under this Lease (including applicable GST), with the balance to be held as the Security Deposit on the terms contained herein. If the Tenant fails to pay Rent or otherwise defaults with respect to any provision of this Lease, the Landlord may use, apply, or retain all or any portion of the Security Deposit towards the payment of any Rent in default, or for the payment of any other expense the Landlord may incur by reason of the Tenant’s default, or to compensate the Landlord for any loss or damage the Landlord may suffer without prejudice to any of the Landlord’s legal rights to claim further damages or compensation from the Tenant. If the Landlord so uses or applies all or any portion of the remaining Security Deposit, the Tenant will within 10 days of the demand deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to the full amount remaining after credit to the first month’s Annual Basic Rent. The Landlord will not be required to keep the Security Deposit separate from its general accounts. If the Tenant performs all of the Tenant’s obligations, the Security Deposit, or so much of it as has not before been applied by the Landlord, will be returned, without payment of interest or other increment for its use, to the Tenant within sixty (60) days after the expiration of the Term, and provided that the Tenant has vacated the Premises. No trust relationship is created herein between the Landlord and the Tenant with respect to the Security Deposit.

19.20	Schedules

The Schedules attached to this Lease are hereby incorporated and form part of this Lease.

19.21	Counterparts

This Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

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IN WITNESS WHEREOF the parties have duly executed and delivered this Lease as of the day and year first above written.

VALENS HOLDINGS INC.

BY:	/s/ Darwin Kiel
Name:	Darwin Kiel
Title:	President

I have authority to bind the corporation

WESTERN MAGNESIUM CANADA CORPORATION

BY:	/s/ Sam Ataya
Name:	Sam Ataya
Title:	Executive President & CEO
I have authority to bind the corporation

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SCHEDULE A

DESCRIPTION OF LAND

Civic Address:	[***], Burnaby, B.C. Legal Description:

PID: 030-555-353

Lot 1 District Lot 165 Group 1 New Westminster District Plan EPP 79251

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SCHEDULE B

LANDLORD’S WORK AND TENANT’S WORK

(i)	The Landlord shall at its sole cost and expense complete the following work prior to the Commencement Date (the “Landlord’s Work”):

1.	ensure the Premises are left in a clean broom-swept condition.

(ii)	The Tenant shall at its sole cost and expense complete the following works during its Fixturing Period (the “Tenant’s Work”):

1.	Construct two (2) washrooms as required by Building Code.

2.	Construct a changeroom.

3.	Telephone and data-cable runs (at the Tenant’s option).

4.	Security system (at the Tenant’s option).

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SCHEDULE C

BUILDING PLAN

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